Rules of the Coca-Cola Enterprises Belgium / Coca-Cola Enterprises Services
Belgian and Luxembourg Stock Savings Plan with respect to shares of
Coca-Cola Enterprises, Inc.,
as amended and restated effective January 1, 2014
(the “Belgium Plan”)
Purpose of the Plan
The Belgium Plan provides employees of Coca-Cola Enterprises, Inc.’s (the “Company’s”) subsidiaries in Belgium and Luxembourg (the “Participating Companies”) who have an employment contract with an indefinite term with the opportunity to invest part of their net salary in the purchase of shares of the Company’s common stock (the “Shares”).
Operation of the Plan
Participating in the Plan
An eligible employee may elect to participate in the Belgium Plan on a monthly basis by submitting a participation form (in the form prescribed by the Participating Companies) to the trustee of the Belgium Plan or, as the case may be, by completing a participation form online. On the participation form, the eligible employee elects the monthly amount of his or her net salary that he or she wishes to allocate for the purchase of Shares under the Belgium Plan. The amount that an eligible employee can invest must be at least €25 per month and can be no more than 10% of the employee’s net monthly salary.
The contributions to the Belgium Plan made by a participating employee are "matched" with a contribution by the respective Participating Company employing the participating employee, whereby such matching contributions amount to 20% of the contributions made by the participating employee.
The participating employee’s contributions to the Belgium Plan and the corresponding matching contribution by the respective Participating Company are paid to the trustee of the Belgium Plan and are deposited into an account opened by the trustee of the Belgium Plan. Both contributions are used to purchase Shares for the participating employee at the end of each calendar month, as a consequence of which a participating employee can purchase Shares at a discount of 16.67%.
Modifying or cancelling Participation in the Plan
A participating employee may modify or cancel his or her participation in the Belgium Plan by submitting a modification or cancellation form (in the form prescribed by the Participating Companies) to the trustee of the Belgium Plan or, as the case may be, by completing a modification or cancellation form online. The modification or cancellation will become effective as soon as practicable after its submission.
Purchasing Shares
The Shares are purchased on the open market by the trustee of the Belgium Plan (normally in the first week of the month following the month in which the participating employee’s contributions are wired to the trustee of the Belgium Plan) at the then-applicable market price and are deposited in the account opened and held by the trustee of the Belgium Plan for and on behalf of the participating employees.
Any dividends (net of U.S. withholding tax) paid on Shares held for a participating employee under the Belgium Plan are reinvested in additional Shares. There are no matching contributions by the Participating Companies in relation to these dividend amounts.
Holding period of the Purchased Shares
For participating employees in Belgium, all Shares acquired under the Belgium Plan must be held by the participating employee for two (2) years. For participating employees in Luxembourg, all Shares acquired under the Belgium Plan must be held by the participating employee for four (4) years. After the expiration of this holding period, the participating employee may, but is not required to, sell or otherwise dispose of the Shares. The aforementioned holding periods do not apply to the additional Shares purchased with the dividends which are reinvested.
If a participating employee is no longer employed by one of the Participating Companies following the end of the holding period relating to the Shares last purchased under the Plan, he/she must, within a six (6) month period following the end of that holding period, either sell all the Shares or transfer them to his/her personal account. In the absence of any instruction within the aforementioned six (6) month period, the Shares will be sold in accordance with the rules set forth below.
Sale of Shares
Each participating employee may sell the Shares, if he or she desires, after the expiry of the applicable two (2) or four (4) year holding period. To sell the Shares, the participating employee must address his or her order to the trustee of the Belgium Plan (in the form prescribed by the Participating Companies) or, as the case may be, complete the order online.
Transactions for the sale of Shares are organized by the trustee of the Belgium Plan and occur (i) in the beginning of each calendar month, on the same date on which Share purchase transactions occur (the "Monthly Sale"), or (ii) as soon as practicable after a sale order has been submitted to the trustee of the Belgium Plan (the "Spot Sale"). If a participating employee wishes to sell Shares in a Monthly Sale transaction, the participating employee must send the appropriate form (prescribed by the Participating Companies) to the trustee of the Belgium Plan or, as the case may be, place the sale order online prior to the end of the month preceding the month in which the next Monthly Sale will take place. In case of a Monthly Sale, the trustee's administration fees related to the sale of Shares and the broker's commission fees related to the sale of the Shares will be borne by the Participating Companies. In case of a Spot Sale, the trustee's administration fees related to the sale of Shares will be borne by the Participating Companies, but the broker's commission fees related to the sale of the Shares will be borne by the respective participating employee. Any stock exchange transaction tax which would be due upon the sale of the Shares will in all cases be borne by the participating employee.

General Provisions

Limitation on Rights Conferred Under Belgian Plan

The Belgium Plan has been established voluntarily, it is discretionary in nature and it may be modified, amended, suspended or terminated at any time by the Participating Companies. Neither the Belgium Plan nor any action taken hereunder shall be construed as (i) giving any participating employee the right to continue as a participant in the Belgium Plan or in the employ or service of the Company or a Participating Company, (ii) interfering in any way with the right of the Company or a Participating Company to terminate any participating employee's employment or service at any time, (iii) giving a participating employee any claim to be granted any Shares under the Belgium Plan or to be treated uniformly with other participants or employees, or (iv) conferring on a participating employee any of the rights of a shareowner of the Company unless and until the participating employee is duly issued or transferred Shares in accordance with the terms of the Belgium Plan.

No Representations or Covenants With Respect To Tax Qualification; Tax Obligations

Although the Participating Companies and/or the Company may endeavor to qualify the Belgium Plan for favorable tax treatment or avoid adverse tax treatment, the Participating Companies and the Company make no representation to that effect and expressly disavow any covenant to maintain favorable or avoid unfavorable tax treatment. The Company and the Participating Companies shall be unconstrained in their corporate activities without regard to the potential negative tax impact on participating employees in the Belgium Plan.

Further, although the Belgium Plan may be intended to qualify for favorable tax treatment under applicable laws, in the event that the Participating Companies and/or the Company have any tax withholding obligations with respect to the Belgium Plan, the participating employee must make adequate provision for such tax, social security or other withholding obligations if any, which arise as a result of the participating employee’s participation in the Belgium Plan. At any time, the Participating Companies and the Company, as applicable, may, but shall not be obligated to, withhold from the participating employee's compensation, or from any payment due or transfer made under the Belgium Plan, the amount (in cash or Shares) necessary for the Participating Companies or the Company, as applicable, to meet applicable any withholding obligations.

Compliance with Laws

Participation in the Belgium Plan and the purchase of Shares under the Belgium Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or stock exchanges on which the Company is listed as may be required. There will be no obligation to purchase and deliver Shares under the Belgium Plan prior to: (i) obtaining any approvals from governmental agencies that the Company and/or a Participating Company determines are necessary or advisable; and (ii) completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company and/or a Participating Company determines to be necessary or advisable or at a time when any such registration or qualification is not current, has been suspended or otherwise has ceased to be effective.

The inability or impracticability of the Company or the Participating Companies to obtain or maintain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s or the Participating Companies' counsel to be necessary to the lawful issuance and purchase of any Shares hereunder shall relieve the Company and the Participating Companies of any liability in respect of the failure to issue or purchase such Shares as to which such requisite authority shall not have been obtained.

No Advice Regarding Belgium Plan

The Company and the Participating Companies are not providing any tax, legal or financial advice, nor making any recommendations regarding any participating employee's participation in the Belgium Plan or acquisition or sale of Shares pursuant to the Belgium Plan. Participating employees are hereby advised to consult with their personal tax, legal and financial advisors regarding their participation in the Belgium Plan before taking any action related to the Belgium Plan.

Governing Law
The validity, construction and effect of the Belgium Plan, any rules and regulations under the Belgium Plan, and any participation agreement shall be determined in accordance with Belgian law, without giving effect to principles of conflicts of laws.

Term of the Belgium Plan

No further Shares shall be issued under the Belgium Plan after October 1, 2020 unless the Company’s shareowners approve the offering of the Belgium Plan after that date.